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                                                                   Exhibit h(14)

                FORM OF AMENDMENT TO THE PARTICIPATION AGREEMENT

                The Participation Agreement, dated as of ______, ____, among Deutsche Asset Management VIT Funds (the "Trust"), Deutsche Asset Management, Inc. (the "Adviser") and ___________ ("Life Company") (as amended, the "Participation Agreement") is hereby amended by this Amendment, dated as of ________, 2003 (the "Amendment"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Participation Agreement.

                WHEREAS, pursuant to Section 12.8 of the Participation Agreement, the Participation Agreement may be amended by a written agreement properly authorized and executed by the Trust, the Adviser and the Life Company;

                WHEREAS, the parties hereto desire to amend the Participation Agreement as set forth herein;

                NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the parties to the Participation Agreement hereby agree as follows:

                1. A new Section 1.12 is hereby added to the Participation Agreement as follows:

                The following provisions shall apply to Class __ Shares of each Portfolio of the Trust. The Life Company shall perform all record keeping services (the "Record Keeping Services") with respect to the Variable Contracts premiums and Life Company assets from which investments in Class ___ Shares are made, including, without limitation, the following:

                (a) Maintaining separate records for each Variable Contract owner, which shall reflect the Class __ Shares purchased and redeemed and Class
__ Share balances attributable to such Variable Contract owners. The Life Company will maintain an omnibus account with each Portfolio on behalf of Variable Contract owners, and such accounts shall be in the name of the Life Company (or its nominee) as the record owner of Class __ Shares attributable to such Variable Contract owners.

                (b) Disbursing to or crediting to the benefit of Variable Contract owners all proceeds of redemptions of Class __ Shares of the Portfolios and processing all dividends and other distributions reinvested in Class __ Shares of the Portfolios.

                (c) Preparing and transmitting to Variable Contract owners, as required by law, periodic statements showing the total number of Class __ Shares attributable to, purchases and redemptions of Class __ Shares and dividends and other distributions paid, and such other information as may be required, from time to time, by Variable Contract owners.

                (d) Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the foregoing services for Variable Contract owners.

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                (e)     Generating written confirmations to Variable Contract
owners, to the extend required by law.

                (f) Administering the distribution to current Variable Contract owners of Portfolio prospectuses, proxy materials, periodic reports to shareholders and other materials that the Portfolios provide to their shareholders.

                (g) Aggregating and transmitting purchase and redemption orders to the Portfolios on behalf of, or with respect to, the Variable Contract owners.

                In consideration of the Life Company performing the Record Keeping Services, the Trust agrees to pay the Life Company, quarterly, a record keeping fee at the annual rate of [0.15%] of the average daily net assets of the Class __ Shares of each Portfolio held by the Life Company pursuant to this Participation Agreement. The Life Company agrees that it will not seek reimbursement for expenses for performing the Record Keeping Services under the Trust's [Distribution Plan for Class __ Shares] adopted pursuant to Rule 12b-1 under the 1940 Act except to the extent that such expenses exceed the level of the record keeping fee set forth above; however, the foregoing shall not affect the right of the Life Company to seek reimbursement for any other eligible expenses under the Trust's [Distribution Plan for Class __ Shares]. In addition, the Life Company represents and agrees that no charge imposed by it on Variable Contract owners is specifically intended or designed to compensate the Life Company for the Record Keeping Services for which payment is made by the Trust under this Participation Agreement.

                2. Except as expressly amended by this Amendment, the Participation Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment. All references in the Participation Agreement to "this Agreement" shall be deemed to refer to the Participation Agreement as amended by this Amendment.

                4. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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                IN WITNESS WHEREOF, the parties hereto have executed this
Amendment as of the date first above written.

                                        DEUTSCHE ASSET MANAGEMENT VIT FUNDS

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                        DEUTSCHE ASSET MANAGEMENT, INC.

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                        [INSERT NAME OF LIFE COMPANY]

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:

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